Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Stockholder-Director of QVC, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213066) on Form S-3 of QVC, Inc. of our report dated February 28, 2017, with respect to the consolidated balance sheets of QVC, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of QVC, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2017